SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-02516

                              PHARMACIA CORPORATION
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            (Exact name of registrant as specified in its charter)

                               100 Route 206 North
                                Peapack, NJ 07977
                                 (908) 901-8000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $2.00 per share
                       Rights to Purchase Preferred Stock
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)    [X ]              Rule 12h-3 (b)(1)(ii)   [  ]
Rule 12g-4 (a)(1)(ii)   [  ]              Rule 12h-3 (b)(2)(i)    [  ]
Rule 12g-4 (a)(2)(i)    [  ]              Rule 12h-3 (b)(2)(ii)   [  ]
Rule 12g-4 (a)(2)(ii)   [  ]              Rule 15d-6              [  ]
Rule 12h-3 (b)(1)(i)    [X ]


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                Approximate number of holders of record as of the
                         certification or notice date: 1


            Pursuant to the requirements of the Securities Exchange Act of 1934, Pharmacia Corporation, a Delaware corporation, by the undersigned duly authorized person.

Dated: April 16, 2003


                              PHARMACIA CORPORATION

                              By:   /s/ Don W. Schmitz
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                                 Name:    Don W. Schmitz
                                 Title:   Corporate Secretary